Amendment No. 1 dated July 27, 2026 to

Pricing Supplement dated July 20, 2026

(To Product Supplement No. ELN-1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508

$1,100,000 Bank of Montreal Trigger Callable Contingent Yield Notes

Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due July 28, 2031

Investment Description

The Trigger Callable Contingent Yield Notes (the “Notes”) are senior unsecured debt securities issued by Bank of Montreal (the “Issuer”) linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index (each an “Underlier” and together the “Underliers”). On a quarterly basis, unless the Notes have been previously redeemed, the Issuer will pay you a coupon (the “Contingent Coupon”) if the Closing Value of each Underlier on the applicable Observation Date is greater than or equal to its Coupon Barrier. However, if the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupon for the relevant quarter. The Issuer may, at its option, redeem the Notes on any Optional Redemption Date. If the Issuer elects to redeem the Notes prior to maturity, the Issuer will pay you the Principal Amount of the Notes plus any Contingent Coupon otherwise due, and no further payments will be made on the Notes. If the Issuer does not redeem the Notes prior to maturity, and the Closing Value of each Underlier on the Final Valuation Date (the “Final Underlier Value”) is greater than or equal to its Downside Threshold, the Issuer will repay the Principal Amount at maturity plus any final Contingent Coupon otherwise due. However, if the Final Underlier Value of any Underlier is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the Principal Amount, if anything, resulting in a percentage loss on the Principal Amount of the Notes equal to the negative Underlier Return of the Underlier with the lowest Underlier Return (the “Least Performing Underlier”). In this case, you will have full downside exposure to the Least Performing Underlier from its Initial Underlier Value to its Final Underlier Value, and will lose a significant portion, and possibly all, of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier. You will not participate in any appreciation of any Underlier and will not receive any dividends on the securities included in any Underlier. The Final Underlier Value of each Underlier is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Any payment on the Notes, including any payment of the Principal Amount at maturity, is subject to the credit of Bank of Montreal. If Bank of Montreal were to default on its payment obligations, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑  Contingent Coupon: On each Contingent Coupon Payment Date, the Issuer will pay you a Contingent Coupon if the Closing Value of each Underlier on the related Observation Date is greater than or equal to its Coupon Barrier. However, if the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupon on the related Contingent Coupon Payment Date.

❑  Issuer Optional Redemption: The Issuer may, at its option, redeem the Notes, in whole but not in part, on any Optional Redemption Date. If the Issuer elects to redeem the Notes prior to maturity, the Issuer will pay you the Principal Amount of the Notes plus any Contingent Coupon otherwise due, and no further payments will be made on the Notes.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity: If the Issuer does not redeem the Notes prior to maturity and the Final Underlier Value of each Underlier is greater than or equal to its Downside Threshold, the Issuer will repay the Principal Amount at maturity plus any final Contingent Coupon otherwise due. However, if the Final Underlier Value of any Underlier is less than its Downside Threshold, the Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return of the Least Performing Underlier. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any payment of the Principal Amount at maturity, is subject to the credit of Bank of Montreal.

Key Dates
Trade Date:	July 20, 2026
Settlement Date:	July 27, 2026
Observation Dates[1]:	Quarterly (see page PS-7)
Optional Redemption Dates[1]:	Quarterly (see page PS-7)
Final Valuation Date[1]:	July 21, 2031
Maturity Date[1]:	July 28, 2031
[1]	Subject to postponement. See “Terms of the Notes” on page PS-5 of this pricing supplement.

Notice to investors: The Notes are significantly riskier than conventional debt instruments. The Issuer is not necessarily obligated to repay the full Principal Amount of the Notes at maturity, and the Notes may have the full downside market risk of the Least Performing Underlier. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of the Issuer. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Selected Risk Considerations” beginning on page PS-9 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment. The Notes will not be listed on any securities exchange.

Note Offering

We are offering Trigger Callable Contingent Yield Notes linked to the least performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index. The Initial Underlier Value of each Underlier is its Closing Value (as defined below) on the Trade Date. The Notes are offered at a minimum investment of $1,000 (100 Notes).

Underlier	Contingent Coupon Rate	Initial Underlier Value	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
Russell 2000® Index (RTY)	10.80% per annum	2,942.429	2,059.700, which is 70% of its Initial Underlier Value	1,471.215, which is 50% of its Initial Underlier Value	063929871 / US0639298712
S&P 500® Index (SPX)		7,443.28	5,210.30, which is 70% of its Initial Underlier Value	3,721.64, which is 50% of its Initial Underlier Value
EURO STOXX 50® Index (SX5E)		6,227.40	4,359.18, which is 70% of its Initial Underlier Value	3,113.70, which is 50% of its Initial Underlier Value

*Rounded to three decimal places with respect to the Russell 2000® Index and rounded to two decimal places with respect to the S&P 500® Index and the EURO STOXX 50® Index.

On the date of this pricing supplement, the estimated initial value of the Notes is $9.94 per Note. As discussed in more detail in this pricing supplement, the actual value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in this pricing supplement.

The Notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the Notes are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The Notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The Notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these Notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Issue Price	Underwriting Discount(1)	Proceeds to Bank of Montreal
Per Note	$10.00	$0.15	$9.85
Total	$1,100,000.00	$16,500.00	$1,083,500.00
(1)	BMO Capital Markets Corp. (“BMOCM”), our subsidiary, and UBS Financial Services Inc. (“UBS”) are the agents for the distribution of the Notes. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

UBS Financial Services Inc.	BMO Capital Markets

Estimated Value of the Notes

Our estimated initial value of the Notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the Notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the Notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the Notes is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the Notes, see “Selected Risk Considerations” below.

PS-2

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with product supplement no. ELN-1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the Notes. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004723/o321252424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PS-3

Investor Suitability

The Notes may be appropriate for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Least Performing Underlier.

♦	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

♦	You believe each Underlier is likely to close at or above its Coupon Barrier on the specified Observation Dates, and, if any Underlier does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe the Final Underlier Value of each Underlier is not likely to be less than its Downside Threshold and, if the Final Underlier Value of any Underlier is less than its Downside Threshold, you can tolerate a loss of a significant portion or all of your initial investment.

♦	You understand and accept that you will not participate in any appreciation in the values of any Underlier and your potential return is limited to any Contingent Coupons paid on the Notes.

♦	You are willing to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underliers.

♦	You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the securities included in the Underliers.

♦	You are willing to invest in Notes that the Issuer may redeem early at its option and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You understand and are willing to accept the risks associated with each Underlier.

♦	You are willing and able to assume the credit risk of Bank of Montreal, as Issuer of the Notes, for all payments under the Notes and you understand that, if Bank of Montreal defaults on its obligations, you might not receive any amounts due to you, including any payment of the Principal Amount at maturity

The Notes may not be appropriate for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Least Performing Underlier.

♦	You are unwilling or unable to accept the individual market risk of each Underlier or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

♦	You do not believe each Underlier is likely to close at or above its Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦	You believe at least one Underlier will depreciate over the term of the Notes and its Final Underlier Value is likely to be less than its Downside Threshold.

♦	You seek an investment that participates in the full appreciation of the Underliers and whose return is not limited to any Contingent Coupons paid on the Notes.

♦	You are unwilling to invest in the Notes based on the Contingent Coupon Rate specified on the cover of this pricing supplement.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underliers.

♦	You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you would prefer to receive any dividends paid on the securities included in the Underliers.

♦	You are unable or unwilling to hold Notes that the Issuer may redeem early at its option, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You do not understand or are not willing to accept the risks associated with each Underlier.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.

♦	You are unwilling or unable to assume the credit risk of Bank of Montreal, as Issuer of the Notes, for all payments under the Notes, including any payment of the Principal Amount at maturity.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the Notes. For more information about the Underliers, please see the sections titled “The Russell 2000® Index,” “The S&P 500® Index” and “The EURO STOXX 50® Index” below.

PS-4

Terms of the Notes
Issuer:	Bank of Montreal
Original Issue Price:	100% of the Principal Amount of Notes
Principal Amount:	$10 per Note
Underliers:	The Russell 2000® Index (Bloomberg ticker symbol: RTY), the S&P 500® Index (Bloomberg ticker symbol: SPX) and the EURO STOXX 50® Index (Bloomberg ticker symbol: SX5E)
Term:	Approximately 5 years, unless redeemed earlier by the Issuer
Issuer Optional Redemption:

The Issuer may, at its option, redeem the Notes, in whole but not in part, on any Optional Redemption Date. If the Issuer elects to redeem the Notes prior to maturity, the Issuer will pay you the Principal Amount of the Notes plus any Contingent Coupon otherwise due on such Optional Redemption Date that is also a Contingent Coupon Payment Date, and no further payments will be made on the Notes.

If the Issuer elects to redeem the Notes on an Optional Redemption Date, the Issuer will give notice to The Depository Trust Company (“DTC”), as the sole registered holder of the Notes, on or before the Observation Date immediately preceding that Optional Redemption Date. Any redemption of the Notes will be at the Issuer’s option and will not automatically occur based on the performance of any Underlier.

If the Notes are redeemed, they will cease to be outstanding on the applicable Optional Redemption Date and you will have no further rights under the Notes after that date.

Contingent Coupon:

If the Closing Value of each Underlier is greater than or equal to its Coupon Barrier on an Observation Date, the Issuer will pay you a Contingent Coupon on the related Contingent Coupon Payment Date.

If the Closing Value of any Underlier is less than its Coupon Barrier on an Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Contingent Coupon Payment Date.

The Contingent Coupon is a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate.

Contingent Coupon Rate:	10.80% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $0.27 per Note. Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underliers.
Observation Dates:	Quarterly. See “Observation Dates/Contingent Coupon Payment Dates/Optional Redemption Dates” below.
Contingent Coupon Payment Dates:	Quarterly. See “Observation Dates/Contingent Coupon Payment Dates/Optional Redemption Dates” below.
Optional Redemption Dates:	Quarterly, beginning approximately three months after the Settlement Date, on the Contingent Coupon Payment Dates scheduled to occur from October 2026 to April 2031, inclusive. See “Observation Dates/Contingent Coupon Payment Dates/Optional Redemption Dates” below.
Payment at Maturity:

If the Issuer does not redeem the Notes prior to maturity, on the Maturity Date, you will receive from the Issuer a cash payment per Note calculated as follows:

•   If the Final Underlier Value of each Underlier is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will repay the Principal Amount at maturity of $10 per Note plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

•   If the Final Underlier Value of each Underlier is greater than or equal to its Downside Threshold but the Final Underlier Value of any Underlier is less than its Coupon Barrier, the Issuer will repay the Principal Amount at maturity of $10 per Note, but no Contingent Coupon will be paid.

•   If the Final Underlier Value of any Underlier is less than its Downside Threshold, the Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return of the Least Performing Underlier. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

If the Issuer does not redeem the Notes prior to maturity and the Final Underlier Value of any Underlier is less than its Downside Threshold, your investment is fully exposed to the decline in the Least Performing Underlier, and you will lose a significant portion or all of your initial investment at maturity.

Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Initial Underlier Value:	With respect to each Underlier, its Closing Value on the Trade Date, as specified on the cover of this pricing supplement
Final Underlier Value:	With respect to each Underlier, its Closing Value on the Final Valuation Date
Closing Value:	With respect to each Underlier, Closing Value has the meaning assigned to “Closing Level” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.
Coupon Barrier:	With respect to each Underlier, 70% of its Initial Underlier Value, as specified on the cover of this pricing supplement
Downside Threshold:	With respect to each Underlier, 50% of its Initial Underlier Value, as specified on the cover of this pricing supplement
Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

PS-5

Market Disruption Events and Postponement Provisions:

Each Observation Date (including the Final Valuation Date) is subject to postponement due to non-scheduled trading days and the occurrence of a market disruption event. In addition, a Contingent Coupon Payment Date, an Optional Redemption Date and/or the Maturity Date, as applicable, will be postponed if the immediately preceding Observation Date is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the Observation Dates, the Contingent Coupon Payment Dates, the Optional Redemption Dates and the Maturity Date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date—Notes Linked to Multiple Underliers” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Observation Date and the Final Valuation Date is a “Valuation Date” and each Contingent Coupon Payment Date, Optional Redemption Date and the Maturity Date is a “Payment Date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

PS-6

Observation Dates/Contingent Coupon Payment Dates/Optional Redemption Dates

Observation Dates	Contingent Coupon Payment Dates / Optional Redemption Dates*
October 20, 2026	October 27, 2026
January 20, 2027	January 27, 2027
April 20, 2027	April 27, 2027
July 20, 2027	July 27, 2027
October 20, 2027	October 27, 2027
January 20, 2028	January 27, 2028
April 20, 2028	April 27, 2028
July 20, 2028	July 27, 2028
October 20, 2028	October 27, 2028
January 22, 2029	January 29, 2029
April 20, 2029	April 27, 2029
July 20, 2029	July 27, 2029
October 22, 2029	October 29, 2029
January 22, 2030	January 29, 2030
April 18, 2030	April 29, 2030
July 22, 2030	July 28, 2030
October 21, 2030	October 28, 2030
January 21, 2031	January 28, 2031
April 21, 2031	April 28, 2031
July 21, 2031 (the Final Valuation Date)	July 28, 2031 (the Maturity Date)
* Each Contingent Coupon Payment Date (other than the Maturity Date) is an Optional Redemption Date.

PS-7

Investment Timeline

Trade Date:	The Initial Underlier Value of each Underlier is observed, the Contingent Coupon Rate is set and the Coupon Barrier and Downside Threshold of each Underlier are determined.

Quarterly (redeemable by the Issuer at its election):

If the Closing Value of each Underlier is greater than or equal to its Coupon Barrier on an Observation Date, the Issuer will pay you a Contingent Coupon on the related Contingent Coupon Payment Date.

However, if the Closing Value of any Underlier is less than its Coupon Barrier on an Observation Date, no Contingent Coupon payment will be made on the related Contingent Coupon Payment Date.

In addition, the Issuer may, at its option, redeem the Notes, in whole but not in part, on any Optional Redemption Date. If the Issuer elects to redeem the Notes prior to maturity, the Issuer will pay you the Principal Amount of the Notes plus any Contingent Coupon otherwise due on such Optional Redemption Date that is also a Contingent Coupon Payment Date, and no further payments will be made on the Notes.

Maturity Date:

If the Issuer does not redeem the Notes prior to maturity, the Final Underlier Value of each Underlier is observed and the Underlier Return of each Underlier is determined on the Final Valuation Date.

If the Final Underlier Value of each Underlier is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will repay the Principal Amount at maturity of $10 per Note plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

If the Final Underlier Value of each Underlier is greater than or equal to its Downside Threshold but the Final Underlier Value of any Underlier is less than its Coupon Barrier, the Issuer will repay the Principal Amount at maturity of $10 per Note, but no Contingent Coupon will be paid.

If the Final Underlier Value of any Underlier is less than its Downside Threshold, the Issuer will repay less than the Principal Amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlier Return of the Least Performing Underlier. Accordingly, the payment at maturity per Note would be calculated as follows:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

If the Issuer does not redeem the Notes prior to maturity and the Final Underlier Value of any Underlier is less than its Downside Threshold, your investment is fully exposed to the decline in the Least Performing Underlier, and you will lose a significant portion or all of your initial investment at maturity.

Investing in the Notes involves significant risks. You may receive few or no Contingent Coupons during the term of the Notes. You may lose a significant portion or all of your investment. You will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier. The Final Underlier Value of each Underlier is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal feature applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of any Underlier. Any payment on the Notes, including any payment of the Principal Amount at maturity, is subject to the creditworthiness of the Issuer. If Bank of Montreal were to default on its payment obligations, you might not receive any amounts owed to you under the Notes and you could lose your entire investment.

PS-8

Selected Risk Considerations

The Notes involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the Notes in light of your particular circumstances.

Risks Relating To The Notes Generally

If The Issuer Does Not Redeem The Notes Prior To Maturity, You May Lose Some Or All Of The Principal Amount Of Your Notes At Stated Maturity.

We will not repay you a fixed amount on the Notes at stated maturity. If the Issuer does not redeem the Notes prior to maturity, you will receive a payment at maturity that will be equal to or less than the Principal Amount, depending on the ending value of the Least Performing Underlier.

If the Final Underlier Value of the Least Performing Underlier is less than its Downside Threshold, the payment at maturity will be less than the Principal Amount, you will have full downside exposure to the decrease in the value of the Least Performing Underlier from its Initial Underlier Value, and you will lose 1% of the Principal Amount for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value. As a result, if the Final Underlier Value of the Least Performing Underlier is less than its Downside Threshold, you will lose a significant portion, and possibly all, of the Principal Amount per Note at maturity. This is the case even if the value of the Least Performing Underlier is greater than or equal to its Initial Underlier Value or its Downside Threshold at certain times during the term of the Notes.

Even if the Final Underlier Value of the Least Performing Underlier is greater than its Downside Threshold, the payment at maturity will not exceed the Principal Amount (and any Contingent Coupon otherwise due), and your yield on the Notes, taking into account any Contingent Coupons you may have received during the term of the Notes, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same Maturity Date.

The Notes Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupons On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Notes.

On each Contingent Coupon Payment Date you will receive a Contingent Coupon payment if, and only if, the Closing Value of each Underlier on the related Observation Date is greater than or equal to its Coupon Barrier. If the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier, you will not receive any Contingent Coupon payment on the related Contingent Coupon Payment Date. Furthermore, if the Closing Value of any Underlier is less than its Coupon Barrier on each Observation Date over the term of the Notes, you will not receive any Contingent Coupons over the entire term of the Notes.

The Notes Are Subject To The Full Risks Of Each Underlier And Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

You are subject to the full risks of each Underlier. If any Underlier performs poorly, you will be negatively affected, even if the other Underliers perform favorably. The Notes are not linked to a basket composed of the Underliers, where the better performance of some Underliers could offset the poor performance of others. Instead, you are subject to the full risks of each Underlier on each Observation Date. Furthermore, the risk that you will not receive one or more, or any, Contingent Coupons during the term of the Notes and that you will lose a substantial portion, and possibly all, of the Principal Amount at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. You should not invest in the Notes unless you understand and are willing to accept the full downside risks of each Underlier.

You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

Although it is necessary for each Underlier to close at or above its respective Coupon Barrier on an Observation Date in order for you to receive a Contingent Coupon payment and at or above its respective Downside Threshold on the Final Valuation Date for you to receive the Principal Amount of your Notes at maturity, you will not benefit in any way from the performance of the better performing Underliers. The Notes may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the Underliers would be blended and the better performing Underliers could offset the poor performance of other Underliers.

You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the Notes, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that one of the Underliers will be performing poorly at any time over the term of the Notes. All that is necessary for the Notes to perform poorly is for one of the Underliers to perform poorly; the performance of the better performing Underliers is not relevant to your return on the Notes. It is impossible to predict what the relationship among the Underliers will be over the term of the Notes. To the extent the Underliers represent a different equity market, such equity markets may not perform similarly over the term of the Notes.

PS-9

You May Be Fully Exposed To The Decline In The Least Performing Underlier On The Final Valuation Date From Its Initial Underlier Value, But Will Not Participate In Any Positive Performance Of Any Underlier.

Even though you will be fully exposed to a decline in the value of the Least Performing Underlier if its Final Underlier Value is below its Downside Threshold, you will not participate in any increase in the value of any Underlier over the term of the Notes. Your maximum possible return on the Notes will be limited to the sum of the Contingent Coupons you receive, if any. Consequently, your return on the Notes may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of any or each Underlier.

Contingent Repayment Of Your Initial Investment Applies Only If You Hold The Notes To Maturity.

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a substantial loss relative to your initial investment, even if the value of any or each of the Underliers is greater than its Downside Threshold at the time of such sale.

A Higher Contingent Coupon Rate And/Or A Lower Coupon Barrier And/Or Downside Threshold Are Associated With Greater Risk.

The Notes offer Contingent Coupons at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential Contingent Coupons are associated with greater levels of expected risk as of the Trade Date as compared to conventional debt securities, including the risk that you may not receive a Contingent Coupon on one or more, or any, Contingent Coupon Payment Dates and the risk that you may lose a substantial portion, and possibly all, of the Principal Amount at maturity. The volatility of the Underliers and the correlation among the Underliers are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underliers tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underliers or lower expected correlation among the Underliers as of the Trade Date may result in a higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or a lower Downside Threshold, but it also represents a greater expected likelihood as of the Trade Date that the Closing Value of at least one Underlier will be less than its Coupon Barrier on one or more Observation Dates, such that you will not receive one or more, or any, Contingent Coupons during the term of the Notes, and that the Closing Value of at least one Underlier will be less than its Downside Threshold on the Final Valuation Date such that you will lose a substantial portion, and possibly all, of the Principal Amount at maturity. In general, the higher the Contingent Coupon Rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, Contingent Coupons during the term of the Notes and that you will lose a substantial portion, and possibly all, of the Principal Amount at maturity. On the other hand, a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupons or returning your principal at maturity.

Our Redemption Right May Limit Your Potential To Receive Contingent Coupons.

We may, at our option, redeem the Notes on any Optional Redemption Date. Although exercise of the redemption right will be within our sole discretion, we will be more likely to redeem the Notes at a time when each Underlier is performing favorably from your perspective—in other words, at a time when, if the Notes were to remain outstanding, it is more likely that you would have continued to receive Contingent Coupons and received the Principal Amount at maturity. Therefore, our redemption right is likely to limit your potential to receive Contingent Coupons if each Underlier is performing favorably from your perspective. On the other hand, we will be less likely to redeem the Notes at a time when any Underlier is performing unfavorably from your perspective—in other words, you are more likely to continue to hold the Notes at a time when it is less likely that you will continue to receive Contingent Coupons and it is less likely that you will be receive the Principal Amount at maturity.

If we exercise our redemption right, the term of the Notes may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event we redeem the Notes prior to maturity.

The Notes Are Subject To Credit Risk.

The Notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the Notes are subject to our creditworthiness and you will have no ability to pursue any securities included in any Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the Notes and, in the event we were to default on our obligations under the Notes, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes.

PS-10

The Maturity Date Will Be Postponed If The Final Valuation Date Is Postponed.

The Final Valuation Date will be postponed if the originally scheduled Final Valuation Date is not a scheduled trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date. If such a postponement occurs, the Maturity Date will be postponed. See “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Valuation Date—Notes Linked to Multiple Underliers” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Estimated Value Of The Notes On The Trade Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Issue Price.

Our initial estimated value of the Notes is only an estimate, and is based on a number of factors. The Original Issue Price of the Notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the Notes are included in the Original Issue Price, but are not included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the Notes through one or more hedge counterparties (which may be one or more of our affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the Notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the Notes are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which We, BMOCM Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

Our initial estimated value of the Notes is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility and correlation of the Underliers, dividend rates and interest rates. Different pricing models and assumptions, including those used by other market participants, could provide values for the Notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the Trade Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the Trade Date, the value of the Notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which we, BMOCM or any other party would be willing to purchase the Notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we, BMOCM or any other party would be willing to buy your Notes in any secondary market at any time.

For a period of approximately 5 months following issuance of the Notes, the price, if any, at which we or our affiliates would be willing to buy the Notes from investors, and the value that BMOCM may also publish for the Notes through one or more financial information vendors and which could be indicated for the Notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the Notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the Notes and (b) any underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the 5-month period.

The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The payout on the Notes could be replicated by a hypothetical combination of financial instruments consisting of a fixed-income debt component and one or more derivative transactions. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the Notes at issuance and the value of the Notes prior to maturity. The value of the Notes prior to maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the Notes: performance of the Underliers; interest rates; volatility of the Underliers; correlation among the Underliers; time remaining to maturity; volatility of currency exchange rates; correlation between currency exchange rates and the EURO STOXX 50® Index; and dividend yields on the securities included in the Underliers. When we refer to the “value” of your Notes, we mean the value you could receive for your Notes if you are able to sell them in the open market before the Maturity Date.

In addition to these factors, the value of the Notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as a change in the value of any or all of the Underliers. Because numerous factors are expected to affect the value of the Notes, changes in the values of the Underliers may not result in a comparable change in the value of the Notes.

PS-11

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The Notes will not be listed or displayed on any securities exchange. Although BMOCM and/or its affiliates intend to make a secondary market in relation to the Notes, they are not obligated to do so. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which BMOCM is willing to buy your Notes. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your Notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the Notes to maturity.

Risks Relating To The Underliers

Any Payments On The Notes Will Depend Upon The Performance Of The Underliers And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Underliers. Investing in the Notes is not equivalent to investing in the Underliers. As an investor in the Notes, your return will not reflect the return you would realize if you actually owned and held the securities included in each Underlier for a period similar to the term of the Notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the Notes, you will not have any voting rights or any other rights that holders of the securities included in the Underliers would have.

•	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Notes.

•	Changes That Affect The Underliers May Adversely Affect The Value Of The Notes And Any Payments On The Notes.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Underliers.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

The Notes Are Subject To Small-Capitalization Companies Risk With Respect To The Russell 2000® Index.

The Russell 2000® Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Notes Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The EURO STOXX 50® Index.

The equity securities composing the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro With Respect To The EURO STOXX 50® Index.

The EURO STOXX 50® Index is composed of non-U.S. securities denominated in euros. Because the value of the EURO STOXX 50® Index is also calculated in euros (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes determined based on the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the Notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

The Calculation Agent May Accelerate The Notes Or Make Changes To The Terms Of The Notes If A Change-In-Law Event Occurs With Respect To The EURO STOXX 50® Index.

Upon the occurrence of a Change-in-Law Event with respect to the EURO STOXX 50® Index, the Calculation Agent may, in its sole discretion, accelerate the Maturity Date of the Notes. Any amount payable upon acceleration could be significantly less than the amount that would be due on the Notes if they were not accelerated. In such circumstances, you could lose some or all of your investment.

PS-12

If the Notes are accelerated, the term of your investment in the Notes will be limited to a period that is shorter than their original term. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event that the Notes are accelerated.

If a Change-in-Law Event occurs with respect to the EURO STOXX 50® Index and the Calculation Agent does not accelerate the Maturity Date of the Notes, then the Calculation Agent may, in good faith and a commercially reasonable manner, adjust any terms, including but not limited to, the EURO STOXX 50® Index or any relevant value related to the EURO STOXX 50® Index that the Calculation Agent determines necessary to ensure an equitable result.

Any of these actions may adversely affect, perhaps significantly, the market value of the Notes, as well as any amounts payable on the Notes.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the Notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the Notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the Notes, and in so doing they will have no obligation to consider your interests as an investor in the Notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the Notes.

•	We will exercise our rights under the Notes without taking your interests into account. We may, at our option, redeem the Notes on any Optional Redemption Date. Any redemption of the Notes will be at our option and will not automatically occur based on the performance of any Underlier. As described under “Selected Risk Considerations—Our Redemption Right May Limit Your Potential To Receive Contingent Coupons” above, we are more likely to redeem the Notes at a time when it would otherwise be advantageous for you to continue to hold the Notes, and we are less likely to redeem the Notes at a time when it would otherwise be advantageous to you for us to exercise our redemption right.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the Notes. BMOCM, which is our affiliate, will be the calculation agent for the Notes. As calculation agent, BMOCM will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the Notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” and “—Discontinuation of, or Adjustments to, an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the Notes, and BMOCM’s determinations as calculation agent may adversely affect your return on the Notes.

•	The estimated value of the Notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the Notes and may adversely affect the values of the Underliers.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Underliers may adversely affect the values of the Underliers.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the Notes to you.

PS-13

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon redemption or at maturity for a $10 Principal Amount Note on a hypothetical offering of Notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Contingent Coupon Rate, Contingent Coupon, Initial Underlier Values, Coupon Barriers or Downside Thresholds. The hypothetical Initial Underlier Value of 100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value for any Underlier. The actual Contingent Coupon Rate, Contingent Coupon, Initial Underlier Values, Coupon Barriers and Downside Thresholds are set forth on the cover page and under “Terms of the Notes” above. For actual historical data of the Underliers, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. In these examples, we refer to the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index as the “RTY Index,” the “SPX Index” and the “SX5E Index,” respectively.

Term:	Approximately 5 years (unless redeemed earlier)
Hypothetical Contingent Coupon Rate:	5.00% per annum (or 1.25% per quarter)
Hypothetical Contingent Coupon:	$0.125 per quarter
Hypothetical Initial Underlier Value:	For each Underlier, 100.00
Hypothetical Coupon Barrier:	For each Underlier, 90.00 (90% of its hypothetical Initial Underlier Value)
Hypothetical Downside Threshold:	For each Underlier, 80.00 (80% of its hypothetical Initial Underlier Value)
Observation Dates:	Quarterly
Optional Redemption Dates:	Quarterly

The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the purchase price of $10 per Note.

Example 1 — The Issuer Redeems the Notes on the First Optional Redemption Date

Observation Date	Closing Value	Payment (per Note)
First Observation Date	RTY Index: 95.00 SPX Index: 90.00 SX5E Index: 105.00

Issuer elects to redeem the Notes.

Closing Value of each Underlier at or above its Coupon Barrier; Issuer pays Principal Amount plus Contingent Coupon of $0.125 on related Optional Redemption Date that is also a Contingent Coupon Payment Date.

Total Payments (per Note):	Payment on Contingent Coupon Payment Date:	$10.125 ($10.00 + $0.125)
	Total:	$10.125
	Total Return:	1.25%

The Issuer redeems the Notes on the first Optional Redemption Date. The Closing Value of each Underlier is greater than or equal to its Coupon Barrier on the first Observation Date. Therefore, the Notes are redeemed on the first Optional Redemption Date and the Issuer will pay you $10.125 per Note, which is equal to the Principal Amount plus the Contingent Coupon otherwise due on such Optional Redemption Date that is also a Contingent Coupon Payment Date. No further amounts will be owed to you under the Notes. Accordingly, the Issuer will have paid a total of $10.125 per Note for a total return of 1.25% on the Notes.

PS-14

Example 2 — The Issuer Does NOT Redeem the Notes Prior To Maturity and the Final Underlier Value of Each Underlier Is At or Above Its Downside Threshold and a Contingent Coupon Is Paid on the Maturity Date

Observation Date	Closing Value	Payment (per Note)
First Observation Date	RTY Index: 125.00 SPX Index: 115.00 SX5E Index: 105.00	Issuer DOES NOT elect to redeem the Notes. Closing Value of each Underlier at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.
Second Observation Date	RTY Index: 90.00 SPX Index: 105.00 SX5E Index: 95.00	Issuer does NOT elect to redeem the Notes. Closing Value of each Underlier at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.
Third Observation Date	RTY Index: 90.00 SPX Index: 105.00 SX5E Index: 70.00	Issuer DOES NOT elect to redeem the Notes. Closing Value of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.
Fourth to Nineteenth Observation Dates	Various (at least one Underlier below Coupon Barrier)

Issuer DOES NOT elect to redeem the Notes.

Closing Value of at least one Underlier below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the related Contingent Coupon Payment Dates.

Twentieth Observation Date (the Final Valuation Date)	RTY Index: 105.00 SPX Index: 110.00 SX5E Index: 95.00	Notes NOT redeemable. Final Underlier Value of each Underlier at or above its Downside Threshold and Coupon Threshold; Issuer pays Principal Amount plus Contingent Coupon of $0.125 on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$10.125 ($10.00 + $0.125)
	Prior Contingent Coupons:	$0.25 ($0.125 × 2)
	Total:	$10.375
	Total Return:	3.75%

In this example, the Issuer does not exercise its redemption right and the Notes remain outstanding until maturity. Because the Final Underlier Value of each Underlier is greater than or equal to its Downside Threshold and the Closing Value of each Underlier is greater than or equal to its Coupon Barrier, the Issuer will pay you on the Maturity Date $10.125 per Note, which is equal to the Principal Amount plus the Contingent Coupon due on the Contingent Coupon Payment Date that is also the Maturity Date.

In addition, because the Closing Value of each Underlier was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.125 on each of the related Contingent Coupon Payment Dates. However, because the Closing Value of at least one Underlier was less than its Coupon Barrier on the third through nineteenth Observation Dates, the Issuer will not pay any Contingent Coupon on the Contingent Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.375 per Note for a total return of 3.75% on the Notes.

PS-15

Example 3 — The Issuer Does NOT Redeem the Notes Prior To Maturity and the Final Underlier Value of Each Underlier Is At or Above Its Downside Threshold but No Contingent Coupon Is Paid on the Maturity Date

Observation Date	Closing Value	Payment (per Note)
First Observation Date	RTY Index: 110.00 SPX Index: 115.00 SX5E Index: 120.00	Issuer DOES NOT elect to redeem the Notes. Closing Value of each Underlier at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.
Second Observation Date	RTY Index: 95.00 SPX Index: 100.00 SX5E Index: 90.00	Issuer does NOT elect to redeem the Notes. Closing Value of each Underlier at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.125 on the related Contingent Coupon Payment Date.
Third Observation Date	RTY Index: 65.00 SPX Index: 110.00 SX5E Index: 95.00	Issuer DOES NOT elect to redeem the Notes. Closing Value of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.
Fourth to Nineteenth Observation Dates	Various (at least one Underlier below Coupon Barrier)

Issuer DOES NOT elect to redeem the Notes.

Closing Value of at least one Underlier below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the related Contingent Coupon Payment Dates.

Twentieth Observation Date (the Final Valuation Date)	RTY Index: 105.00 SPX Index: 95.00 SX5E Index: 85.00

Notes NOT redeemable.

Final Underlier Value of SX5E Index below its Coupon Barrier. Final Underlier Value of each Underlier at or above its Downside Threshold; Issuer pays Principal Amount but DOES NOT pay Contingent Coupon on Maturity Date.

Total Payments (per Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.25 ($0.125 × 2)
	Total:	$10.25
	Total Return:	2.50%

In this example, the Issuer does not exercise its redemption right and the Notes remain outstanding until maturity. Because the Final Underlier Value of each Underlier is greater than or equal to its Downside Threshold, the Issuer will pay you the Principal Amount. However, because the Final Underlier Value of at least one Underlier is below its Coupon Barrier, the Issuer will not pay any Contingent Coupon on the Contingent Coupon Payment Date that is also the Maturity Date. On the Maturity Date, the Issuer will pay you $10.00 per Note.

In addition, because the Closing Value of each Underlier was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.125 on each of the related Contingent Coupon Payment Dates. However, because the Closing Value of at least one Underlier was less than its Coupon Barrier on the third through nineteenth Observation Dates, the Issuer will not pay any Contingent Coupon on the Contingent Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.25 per Note for a total return of 2.50% on the Notes.

PS-16

Example 4 — The Issuer Does NOT Redeem the Notes Prior To Maturity and the Final Underlier Value of At Least One Underlier Is Below its Downside Threshold

Observation Date	Closing Value	Payment (per Note)
First Observation Date	RTY Index: 60.00 SPX Index: 70.00 SX5E Index: 85.00	Issuer does NOT elect to redeem the Notes. Closing Value of each Underlier below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.
Second Observation Date	RTY Index: 105.00 SPX Index: 90.00 SX5E Index: 65.00	Issuer does NOT elect to redeem the Notes. Closing Value of SX5E Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.
Third Observation Date	RTY Index: 40.00 SPX Index: 70.00 SX5E Index: 65.00	Issuer does NOT elect to redeem the Notes. Closing Value of each Underlier below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on the related Contingent Coupon Payment Date.
Fourth to Nineteenth Observation Dates	Various (at least one Underlier below Coupon Barrier)

Issuer does NOT elect to redeem the Notes.

Closing Value of at least one Underlier below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the related Contingent Coupon Payment Dates.

Twentieth Observation Date (the Final Valuation Date)	RTY Index: 50.00 SPX Index:105.00 SX5E Index: 110.00

Notes NOT redeemable.

Final Underlier Value of RTY Index below its Coupon Barrier and its Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the Principal Amount resulting in a percentage loss on your investment equal to the negative Underlier Return.

Total Payments (per Note):	Payment at Maturity:	$5.00
	Prior Contingent Coupons:	$0.00
	Total:	$5.00
	Total Return:	-50.00%

In this example, the Issuer does not exercise its redemption right and the Notes remain outstanding until maturity. Because the Final Underlier Value of at least one Underlier is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $5.00 per Note, for a total return of -50.00% on the Notes, calculated as follows:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

Step 1: Calculate the Underlier Return of each Underlier:

Underlier Return of the RTY Index:

Final Underlier Value – Initial Underlier Value	=	50.00 – 100.00	= -50.00%
Initial Underlier Value		100.00

Underlier Return of the SPX Index:

Final Underlier Value – Initial Underlier Value	=	125.00 – 100.00	= 25.00%
Initial Underlier Value		100.00

Underlier Return of the SX5E Index:

Final Underlier Value – Initial Underlier Value	=	115.00 – 100.00	= 15.00%
Initial Underlier Value		100.00

Step 2: Determine the Least Performing Underlier. The RTY Index is the Underlier with the lowest Underlier Return and is, therefore, the Least Performing Underlier.

Step 3: Calculate the Payment at Maturity:

$10 + ($10 × Underlier Return of the Least Performing Underlier)

$10 + ($10 × -50.00%) = $5.00

In addition, because the Closing Value of at least one Underlier is less than its Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

PS-17

The Russell 2000® Index

The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Russell 2000® Index, see “Description of Indices— The Russell Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Russell 2000® Index in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing levels of the Russell 2000® Index for the period from January 4, 2021 to July 20, 2026. The closing level on July 20, 2026 was 2,942.429. The historical performance of the Russell 2000® Index should not be taken as an indication of its future performance during the term of the Notes.

PS-18

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Description of Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the S&P 500® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the S&P 500® Index for the period from January 4, 2021 to July 20, 2026. The closing level on July 20, 2026 was 7,443.28. The historical performance of the S&P 500® Index should not be taken as an indication of its future performance during the term of the Notes.

PS-19

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the EURO STOXX 50® Index, see “Description of Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the EURO STOXX 50® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the EURO STOXX 50® Index for the period from January 4, 2021 to July 20, 2026. The closing level on July 20, 2026 was 6,227.40. The historical performance of the EURO STOXX 50® Index should not be taken as an indication of its future performance during the term of the Notes.

PS-20

Correlation of the Underliers

The following graph sets forth the historical performances of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index from January 4, 2021 through July 20, 2026, based on the daily closing levels of the Underliers. For comparison purposes, each Underlier has been normalized to have a closing level of 100.00 on January 4, 2021 by dividing the closing level of that Underlier on each day by the closing level of that Underlier on January 4, 2021 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. The historical performance of the Underliers should not be taken as an indication of their future performance during the term of the Notes.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLIERS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underliers represents a statistical measurement of the degree to which the returns of those Underliers were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underliers is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underliers are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underliers) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlier increases, the value of the other Underlier decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underliers over a given period, the more positively correlated those Underliers are. The graph above illustrates the historical performance of each Underlier relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlier has historically been to each other. However, the graph does not provide a precise measurement of the correlation of the Underliers. Moreover, any historical correlation of the Underliers is not indicative of the degree of correlation of the Underliers, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between the Underliers, the less likely it is that the Underliers will move in the same direction at the same time and, therefore, the greater the potential for one of the Underliers to close below its Coupon Barrier on any Observation Date or below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated the Underliers are, the greater the likelihood that at least one of the Underliers will decrease in value. However, even if the Underliers have a higher positive correlation, one or more of the Underliers might close below its Coupon Barrier on any Observation Date or below its Downside Threshold on the Final Valuation Date, as the Underliers may decrease in value together.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underliers, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underliers over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

PS-21

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PS-22

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Note as a single prepaid financial contract with associated coupons for U.S. federal income tax purposes. Assuming this treatment of the Notes is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Notes. If the IRS were successful in asserting an alternative treatment of the Notes, the tax consequences of the ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors, might be materially and adversely affected. The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. Notwithstanding anything to the contrary in the accompanying product supplement, we currently intend to treat any coupon payments on the Notes as income from sources without the United States, and insofar as we have responsibility as a withholding agent, we do not intend to treat any coupon payments to non-U.S. investors as subject to U.S. withholding tax (subject to the discussion below regarding Section 871(m)). However, non-U.S. investors should in any event expect to be required to provide appropriate IRS Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under “United States Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying product supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based our determination that the Notes do not have a delta of one with respect to any underlying security, the Notes should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an underlying security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

Both U.S. and non-U.S. investors considering an investment in the Notes should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-23

Supplemental Plan of Distribution

BMOCM, our subsidiary, and UBS are the agents for the distribution of the Notes and will purchase the Notes at the Original Issue Price less the underwriting discount specified on the cover page of this pricing supplement. UBS may sell all or part of the Notes that it purchases from us to investors at the Original Issue Price, or to its affiliates at the Original Issue Price less a concession not in excess of the underwriting discount.

We expect to hedge our obligations through one or more hedge counterparties (which may be one or more of our affiliates). BMOCM or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the Notes.

Although BMOCM and/or its affiliates intend to make a secondary market in relation to the Notes, they are not obligated to do so. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

For a period of approximately 5 months following issuance of the Notes, the price, if any, at which we or our affiliates would be willing to buy the Notes from investors, and the value that BMOCM may also publish for the Notes through one or more financial information vendors and which could be indicated for the Notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the Notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the Notes and (b) any underwriting discount and selling concessions paid in connection with this offering. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the 5-month period.

We may use this pricing supplement in the initial sale of the Notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

See “Supplemental Plan of Distribution” in the accompanying product supplement, “Supplemental Plan of Distribution (Conflicts of Interest) in the accompanying prospectus supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus for more information.

Approved Jurisdictions:

In accordance with and subject to an agent accession agreement between the Issuer and UBS, UBS will not offer, sell or deliver the Notes in any jurisdiction other than the United States and the following jurisdictions: Argentina, Barbados, Belize, Bermuda, Bolivia, Brazil, British Virgin Islands, Cayman Islands, Chile, Colombia, Costa Rica, Dominican Republic, Ecuador, European Economic Area, Guatemala, Honduras, Hong Kong, Israel, Mexico, Panama, Paraguay, Peru and Uruguay.

UBS will comply with the non-U.S. selling restrictions applicable to the above jurisdictions set forth below and in the accompanying product supplement:

Notice to Prospective Investors in Argentina

The Notes are not and will not be marketed in Argentina by means of a public offering, as such term is defined under Section 2 of Law Number 26,831, as amended. No application has been or will be made with the Argentine Comisión Nacional de Valores, the Argentine securities governmental authority, to offer the Notes in Argentina. The contents of this pricing supplement and the related product supplement, any accompanying underlying supplement, the prospectus supplement and the prospectus have not been reviewed by the Argentine Comisión Nacional de Valores.

Notice to Prospective Investors in Brazil

The Notes have not been, and will not be issued nor publicly placed, distributed, offered or negotiated in the Brazilian capital markets and, as a result, have not been and will not be registered with the Comissão de Valores Mobiliáros (“CVM”). Any public offering or distribution, as defined under Brazilian laws and regulations, of the Notes in Brazil is not legal without prior registration under Law 6,385/76, and CVM applicable regulation. Documents relating to the offering of the Notes, as well as information contained therein, may not be supplied to the public in Brazil (as the offering of the Notes is not a public offering of securities in Brazil), nor be used in connection with any offer for subscription or sale of the Notes to the public in Brazil. Persons wishing to offer or acquire the Notes within Brazil should consult with their own counsel as to the applicability of registration requirements or any exemption therefrom.

Notice to Prospective Investors in Chile

Neither the Issuer nor the Notes have been registered with the Comisión Para el Mercado Financiero pursuant to Law No. 18.045, the Ley de Mercado de Valores and regulations thereunder, so they cannot be publicly offered in Chile. This pricing supplement (and the related product supplement, any accompanying underlying supplement, the prospectus supplement and the prospectus) do not constitute an offer of, or an invitation to subscribe for or purchase, the Notes in the republic of Chile, other than to individually identified buyers pursuant to a private offering within the meaning of Article 4 of the Ley de Mercado de Valores (an offer that is not addressed to the public at large or to a certain sector or specific group of the public).

PS-24

Notice to Prospective Investors in the Dominican Republic

Nothing in this pricing supplement constitutes an offer of securities for sale in the Dominican Republic. The Notes have not been, and will not be, registered with the Superintendence of Securities Market of the Dominican Republic (Superintendencia del Mercado de Valores), under Dominican Securities Market Law No. 249-17 (“Securities Law 249-17”), and the Notes may not be offered or sold within the Dominican Republic or to, or for the account or benefit of, Dominican persons (as defined under Securities Law 249-17 and its regulations). Failure to comply with these directives may result in a violation of Securities Law 249-17 and its regulations.

Prohibition of Sales to European Economic Area Retail Investors

The Notes will not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore, offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Notice to Prospective Investors in Hong Kong

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. Please note that (1) the Notes may not be offered or sold in Hong Kong by means of this document or any other document other than: (i) to “professional investors” within the meaning of Part 1 of Schedule 1 to the Securities and Futures Ordinance of Hong Kong (Cap. 571) (SFO) and any rules made thereunder; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (“CWUMPO”) or which do not constitute an offer or invitation to the public for the purposes of the CWUMPO or the SFO, and (2) no person shall issue, or possess for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes which is directed at, or the contents of which are likely to be assessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to such “professional investors” (as set out above).

Notice to Prospective Investors in Panama

The Notes have not been and will not be registered with the Superintendency of Securities Market of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act, including the private placement rule based on number 2 of Article 83 of Law Decree 1 of July 8, 1999 (or number 2 of Article 129 of the Unified Text of Law Decree 1 of July 8, 1999). The Notes do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the Superintendency of Securities Market of the Republic of Panama.

Notice to Prospective Investors in Paraguay

The sale of the Notes qualifies as a private placement pursuant to Law No. 5810/17 “Stock Market”. The Notes must not be offered or sold to the public in Paraguay, except under circumstances which do not constitute a public offering in accordance with Paraguayan regulations. The Notes are not and will not be registered before the Paraguayan securities supervisory body Comisión Nacional de Valores (“CNV”) or the Paraguayan private stock exchange Bolsa de Valores y Productos de Asunción (“BVPASA”). The issuer is also not registered before the CNV or the BVPASA.

In no case may securities not registered before the CNV be offered to the general public via mass media such as press, radio, television, or internet when such media are publicly accessible in the Republic of Paraguay, regardless of the location from where they are issued.

The privately placed Notes are not registered with the National Securities Commission, and therefore do not have tax benefits and are not negotiable through the BVPASA. Privately placed securities may have less liquidity, making it difficult to sell such securities in the secondary market, which could also affect the sale price. Private securities of issuers not registered before the CNV may not have periodic financial information or audited financial statements, which could generate greater risk to the investor due to the asymmetry of information. It is the responsibility of the investor to ascertain and assess the risk assumed in the acquisition of the Notes.

PS-25

Notice to Prospective Investors in Peru

The Notes have not been and will not be registered with the Capital Markets Public Registry of the Capital Markets Superintendence (“SMV”) nor the Lima Stock Exchange Registry (“RBVL”) for their public offering in Peru under the Peruvian Capital Markets Law (Law No. 861/ Supreme Decree No. 093-2002) and the decrees and regulations thereunder. Consequently, the Notes may not be offered or sold, directly or indirectly, nor may this pricing supplement or the related product supplement, any accompanying underlying supplement, the prospectus supplement, the prospectus or any other material relating to the Notes be distributed or caused to be distributed in Peru to the general public. The Notes may only be offered in a private offering under Peruvian regulation and without using mass marketing, which is defined as a marketing strategy utilizing mass distribution and mass media to offer, negotiate or distribute securities to the whole market. Mass media includes newspapers, magazines, radio, television, mail, meetings, social networks, Internet servers located in Peru, and other media or technology platforms.

Notice to Prospective Investors in Uruguay

The sale of the Notes qualifies as a private placement pursuant to section 2 of Uruguayan law 18,627. The Notes must not be offered or sold to the public in Uruguay, except in circumstances which do not constitute a public S-31 offering or distribution under Uruguayan laws and regulations. The Notes are not and will not be registered with the Financial Services Superintendency of the Central Bank of Uruguay.

PS-26

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the Notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustee’s authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the Notes offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PS-27